Exhibit 99.1

China Jo-Jo Drugstores Reports Third Quarter Fiscal Year 2016 Financial Results

-Q3’16 Revenue up 15.9% y-o-y;

-Total online pharmacy revenues continue to ramp growing 96.7% y-o-y;

-Total online pharmacy gross profit grew 194% y-o-y

-Official branded online website sales grew 535.3% y-o-y

HANGZHOU, China, February 12, 2016 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ CM: CJJD) (the "Company" or "China Jo-Jo"), a leading China-based pharmacy with retail, wholesale and online distribution of pharmaceutical and health care products, today announced financial results for the third-quarter ended December 31, 2015.

Third Quarter FY 2016 Highlights vs. the Comparable Period

●	Revenues roughly totaled $24.7 million up 15.9%, consisting of segmental revenue:

o	Revenue from Retail Drugstores roughly totaled $12.9 million, down 2.7% and represents 52.3% of total revenues as compared to 62.3% in the prior year;

o	Revenue from Online Pharmacy roughly totaled $8.6 million, an increase of 96.7% and represents 35.0% of revenues as compared to 20.6% in the prior year;

o	Revenues from the Wholesale Business roughly totaled $3.1 million, a decrease of 13.8% and represents 12.7% of revenues as compared to 17.1% in the prior year.

●	Gross profit of roughly $4.8 million, an increase of 52.3% as compared to the prior year

o	Retail drugstore gross profit increased 20.3% to roughly $2.8 million as compared to the prior year;

o	Online pharmacy gross profit increased 194.1% to roughly $1.8 million as compared to the prior year.

●	Gross margin of 19.6% for the third quarter of fiscal 2016 as compared to 14.9% in the prior year

o	Retail drugstore gross margin increased to 21.6% as compared to 17.5% in the prior year;

o	Online pharmacy gross margin increased to 21.3% as compared to 14.2% in the prior year.

●	Net loss of $0.62 million or ($0.04) per fully diluted share, compared with net income of $0.13 million or $0.01 per fully diluted share in the prior year.

●	Non-GAAP* net loss of $0.38 million or ($0.02) per fully diluted share, compared with Non-GAAP net income of $0.65 million or $0.04 per fully diluted share in the prior year.

9 Months FY 2016 Financial Highlights vs. the Comparable Period

●	First nine months FY 2016 revenue totaled $68.6 million up 22.0% from $56.2 million in the prior year;

●	Gross profit roughly totaled $13.2 million up 56.1% from $8.5 million in the prior year;

●	Gross margin of 19.2% as compared to 15.0% in the prior year;

●	Net loss of $0.36 million or ($0.02) per fully diluted share, as compared with a net loss of $0..26 million or ($0.02) per fully diluted share in the prior year;

●	Non-GAAP* net loss of $0.01 million or ($0.00) per fully diluted share, compared with Non-GAAP net income of $0.34 million or $0.02 per fully diluted share in the prior year.

*We make reference to certain non-GAAP financial measures, consisting of non-cash adjustments to net income which include, share based compensation and changes in the value of derivatives. Management believes that such adjusted financial results are useful to investors in evaluating our operating performance because it presents a meaningful measure of corporate performance. See the non-GAAP reconciliation table below. Any non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with measures of financial performance prepared in accordance with GAAP.

Reconciliation to non-GAAP Financial Measures

	Three Months Ended		Nine months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net Income (Loss)	$(617,529)	$127,525	$(355,743)	$(257,324)
Share based compensation expense	248,066	397,665	514,321	543,175
Change in fair value of derivative liabilities	(15,444)	127,432	(173,510)	51,074
Adjusted net income (loss)	(384,907)	652,622	(14,932)	336,925
Adjusted net income (loss) per share - diluted	$(0.02)	$0.04	$(0.00)	$0.02

Management Comments

Mr. Lei Liu, Chairman and CEO commented, “We are pleased with China Jo-Jo’s sales growth both in online and retail pharmacy sales. We are seeing improvements in gross margin from increased volume in our online business as our revenue mix continues to shift to our fast growing online business. From a sequential perspective we are expecting a strong quarter to end the fiscal year, as efforts to monetize the growth opportunity in China’s online pharmacy space continues. Our focus on exploring customers’ needs in both offline and online platforms will help in maximizing the ways for which we leverage our cost basis across the businesses.

Mr. Liu continued, “While the Company implements operating strategies in line with China’s secular consumer growth trends, China Jo-Jo draws closer to the tipping point for continuous GAAP operating profitability, and a fiscal run rate of over $100 million in annual organic revenues. The investments and efforts in building critical mass to service China’s consumer needs in the pharmacy space is taking shape, creating new opportunities to diversify our revenue base while drawing on and retaining new customers. Closer collaborations with several large local pharmaceutical vendors are also providing cost advantages while enhancing China Jo-Jo’s brand reputation through the selling of trusted, premium branded products.

“Synergies found in our ecosystem, are providing compelling solutions in answer to China’s relentless call for healthcare reform including: ending hospital domination in prescription sales, broader access to pharmacy products and healthcare services including access to supplemental insurance benefits that cover social insurance shortfalls. On the consumer side, China Jo-Jo is utilizing its e-service platforms to drive segment revenue while promoting increased foot traffic to retail locations across Zhejiang province in a concerted effort to enhance same store sales. The end result is a steady expansion in gross profit from our retail drugstores and a step change in gross profit from our online pharmacy segment due to the Company’s strategic initiatives to grow e-pharmacy. China Jo-Jo’s customer loyalty program continues to expand and has grown to more than 2 million customers, as we seek innovative ways to provide pharmacy products and services that positively affect China Jo-Jo’s bottom line,” concluded Mr. Liu.

Third Quarter Financial Summary

Revenue increased by $3,388,007 or 15.9% for the three months ended December 31, 2015, as compared to the prior year, as a result of the rapid expansion of our online pharmacy business, partially offset by decline in our wholesale business.

Gross profit increased by $1,665,300 or 52.3% as compared to the prior year as a result of increased gross margin of retail and online drugstores and an increase in online pharmacy sales.  At the same time, gross margin increased from 14.9% to 19.6% due to higher retail profit margins and better product mix.

Sales and marketing expenses increased by $1,102,453 or 50.5% as compared to the prior year. The increase is attributable to increases in labor cost, service fees incurred from e-commerce platforms and commercial health insurance providers which direct insured sales to our own official website. As a result, such expenses as a percentage of our revenue increased to 13.3%, from 10.2% as compared to the same year ago period. We expect future sales and marketing expenses to grow as our online business continues to expand.

General and administrative expense increased by $1,246,335 or 200.3% as compared to the prior year. Such expenses as a percentage of revenue increased to 7.6% from 2.9% for the prior year. General and administrative expenses reflects variance of accounts receivable and advances to vendors allowance as stated in the Company’s 10Q, including a reversal of approximately $1.4 million allowance in the three months ended December 31, 2014. Excluding such an effect, general and administrative expense actually decreased.

Net loss from operations was $307,752, as compared to income from operations of $375,736 in the year ago period.  Diluted loss per share is ($0.04), as compared to 0.01 in the prior year.

As of December 31, 2015, we had cash of approximately $4,339,272.  The Company’s total current assets as of December 31, 2015, were $44,473,871 and total current liabilities were $40,768,247, which resulted in a positive net working capital of $3,705,624.

9 Months Segmental Business Update

 Retail drugstore sales accounted for approximately 55.7% of total revenue for the nine months ended December 31, 2015, increased by $1,913,789, or 5.3%, to $38,202,495. Same-store sales decreased by approximately $758,296, or 2.2%, while new stores contributed approximately $2,377,789 in revenue in the nine months ended December 31, 2015. Other growth in sales revenue is attributed to growth in clinic sales and China Jo-Jo branded nutritional supplement sales. In recent quarter, same store sales growth has been impeded due to due to government budget control. However, same store sales growth is expected to grow due to increasing demand for healthcare products over time. The Company continues to adapt its operating strategies to maximize same store sales growth including: product adaptability to community demand; mobile device product search; close monitoring of chronicle disease customers, and cooperation with certain large reputable vendors to promote sales of their brand name products. One retail location was closed in the period as it was the last remaining store without government insurance coverage in Hangzhou. The Company hopes to open or acquire news stores over time.

 Online pharmacy sales increased by approximately $11,252,275, or 113.5% for the nine months ended December 31, 2015, as compared to the prior year. For the nine months period, cooperation with business-to-consumer online vendors have expanded to include Taobao, JD and www.yhd.com, our product details are listed on their online platforms, directing customers back to our website. China Jo-Jo’s own official website sales in the nine months ended December 31, 2015 has increased by 456.9% as compared to the prior year. The Company continues to benefit from cooperation with large insurance companies such as The People’s Insurance Company (Group) of China. The expansion of commercial health insurance in China continues to expand as a supplementary insurance as often times China’s social health insurance does not provide complete insurance coverage to consumers.

 Wholesale revenue decreased by $792,436 or 7.9% primarily as a result of discontinuing volume-driven sales strategy.

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	March 31,
	2015	2015
ASSETS
CURRENT ASSETS
Cash	$4,339,272	$4,023,581
Financial assets available for sale	-	1,307,200
Restricted cash	12,743,153	8,992,101
Notes receivable	35,443	138,952
Trade accounts receivable, net	8,751,355	9,237,743
Inventories	10,261,025	10,538,591
Other receivables, net	1,441,827	1,130,264
Advances to suppliers, net	5,479,954	4,717,352
Other current assets	1,421,842	2,200,838
Total current assets	44,473,871	42,286,622

PROPERTY AND EQUIPMENT, net	5,719,417	7,056,781

OTHER ASSETS
Long-term investment	107,870	-
Farmland assets	1,683,586	1,704,359
Long term deposits	2,436,953	2,584,025
Other noncurrent assets	2,579,146	2,734,798
Intangible assets, net	2,918,279	3,142,003
Total other assets	9,725,834	10,165,185
Total assets	$59,919,122	$59,508,588

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term loan payable	$-	$32,680
Accounts payable, trade	14,919,756	15,915,915
Notes payable	17,068,740	15,752,969
Other payables	2,812,922	2,931,869
Other payables - related parties	2,489,592	2,729,740
Customer deposits	2,440,184	3,759,050
Taxes payable	482,234	328,111
Accrued liabilities	554,819	509,537
Total current liabilities	40,768,247	41,959,871

Purchase option and warrant liability	141,817	315,327
Total liabilities	40,910,064	42,275,198

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of December 31, 2015 and March 31, 2015	-	-
Common stock; $0.001 par value; 250,000,000 shares authorized; 17,735,504 and 15,650,504 shares issued and outstanding as of December 31, 2015 and March 31, 2015	17,736	15,651
Additional paid-in capital	22,512,969	19,301,233
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(7,759,951)	(7,404,210)
Accumulated other comprehensive income	2,929,195	3,972,543
Total stockholders' equity	19,009,058	17,194,326
Noncontrolling interests	-	39,064
Total equity	19,009,058	17,233,390
Total liabilities and stockholders' equity	$60,485,334	$59,508,588

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the three months ended December 31,		For the nine months ended December 31,
	2015	2014	2015	2014
REVENUES, NET	$24,708,046	$21,320,039	$68,596,964	$56,223,336

COST OF GOODS SOLD	19,860,713	18,138,006	55,396,941	47,765,427

GROSS PROFIT	4,847,333	3,182,033	13,200,023	8,457,909

SELLING EXPENSES	3,286,637	2,184,184	9,801,761	5,886,541
GENERAL AND ADMINISTRATIVE EXPENSES	1,868,448	622,113	3,628,520	2,449,489
TOTAL OPERATING EXPENSES	5,155,085	2,806,297	13,430,281	8,336,030

(LOSS) INCOME FROM OPERATIONS	(307,752)	375,736	(230,258)	121,879

OTHER EXPENSES, NET	(290,122)	(106,773)	(219,771)	(275,301)
CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES	15,444	(127,431)	173,510	(51,074)

INCOME (LOSS) BEFORE INCOME TAXES	(582,430)	141,532	(276,519)	(204,496)

PROVISION FOR INCOME TAXES	35,099	14,007	79,224	52,828

NET INCOME (LOSS)	(617,529)	127,525	(355,743)	(257,324)

NET (LOSS) INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	(987)	-	932

NET INCOME (LOSS) ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(617,529)	126,538	(355,743)	(256,392)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustments	(268,795)	52,740	(1,043,348)	111,200

COMPREHENSIVE (LOSS) INCOME	$(886,324)	$179,278	$(1,399,091)	$(145,192)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	17,180,830	15,199,092	16,459,195	14,867,218
Diluted	17,180,830	15,596,554	16,459,195	14,867,218

INCOME (LOSS) PER SHARES:
Basic	$(0.04)	$0.01	$(0.02)	$(0.02)
Diluted	$(0.04)	$0.01	$(0.02)	$(0.02)

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine months ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(355,743)	$(257,324)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,163,994	1,240,323
Stock-based compensation	520,953	527,357
Bad debt provision	(1,369,786)	(3,126,039)
Inventory reserve	-	277,603
Change in fair value of purchase option derivative liability	(173,510)	51,074
Change in operating assets:
Accounts receivable, trade	243,666	1,566,629
Notes receivable	99,199	(108,096)
Inventories	(413,472)	(2,976,220)
Other receivables	(142,734)	(619,695)
Advances to suppliers	(413,238)	1,916,591
Other current assets	678,339	55,012
Long term deposit	-	220,146
Other noncurrent assets	-	280,399
Change in operating liabilities:
Accounts payable, trade	(93,695)	(1,236,808)
Other payables and accrued liabilities	277,298	390,535
Customer deposits	(1,146,504)	494,570
Taxes payable	205,734	75,296
Net cash used in operating activities	(919,499)	(1,228,647)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(171,314)	(898,522)
Decrease in Financial assets available for sale	1,279,200	-
Acquisition of business, net	-	(936,288)
Investment in a joint venture	(111,930)	-
Payments on construction-in-progress	-	(96,636)
Additions to leasehold improvements	-	(189,143)
Net cash provided by (used in) investing activities	995,956	(2,120,589)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loan	23,115	32,510
Repayment of short-term bank loan	(55,095)	(162,550)
Repayment of third parties loan	-	(79,116)
Change in restricted cash	(4,423,287)	(6,848,423)
Repayments of notes payable	(15,415,543)	(14,132,390)
Proceeds from notes payable	17,711,172	21,206,663
(Repayment of) Proceeds from other payables-related parties	(179,934)	529,115
Proceeds from equity financing	2,699,500	-
Net cash provided by financing activities	359,928	545,809

EFFECT OF EXCHANGE RATE ON CASH	(120,694)	92,543
INCREASE IN CASH	315,691	(2,710,884)
CASH, beginning of period	4,023,581	4,445,276
CASH, end of period	$4,339,272	$1,734,392

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$151,258	$4,621
Cash paid for income taxes	$48,424	$59,755
Issuance of common stocks in exchange of debts	$-	$941,613
Non-cash financing activities:
Issuance of stock purchase options to an investment bank	$147,728	$-

Use of non-GAAP financial measures

To supplement China Jo-Jo's consolidated financial results presented in accordance with GAAP, China Jo-Jo uses the following measures defined as non-GAAP financial measures by the SEC: net income (loss) excluding share-based compensation expenses and change in fair value of derivative liabilities, and diluted net income (loss) per share excluding share-based compensation expenses and change in the fair value of derivatives liabilities. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

China Jo-Jo believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based compensation expenses and change in fair value of derivative liabilities that may not be indicative of its operating performance from a cash perspective. China Jo-Jo believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These non-GAAP financial measures also facilitate management's internal comparisons to China Jo-Jo's historical performance and liquidity. China Jo-Jo computes its non-GAAP financial measures using the same consistent method from quarter to quarter. China Jo-Jo believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using these non-GAAP measures is that they exclude share-based compensation and change in fair value of derivative liabilities charge that has been and will continue to be for the foreseeable future a significant recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each non-GAAP measure. The table under the heading Reconciliation to non-GAAP Financial Measures in the beginning of the release has more details on the reconciliations between GAAP financial measures that are most directly comparable to non-GAAP financial measures.

Forward Looking Statement

Statements in this press release regarding the Company that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements, including, but not limited to, financial guidance, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "estimate," "may," "will," "should," "project," "plan," "seek," "intend," "anticipate," the negatives thereof, or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. It is routine for the Company's internal projections and expectations to change as the quarter and year progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of numerous factors, including the risks associated with the effect of changing economic conditions in the People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its own retail drugstores, wholesale distributor and online pharmacy, is a leading retailer and wholesale distributor of pharmaceutical and healthcare products in China. As of December 31, 2015, the Company had 59 retail pharmacies in Zhejiang Province, China. The Company's wholesale subsidiary not only supplies its retail stores, but also distributes drug and other healthcare products to other drugstores and drug vendors. The Company routinely posts important information on its corporate websites at www.jiuzhou-drugstore.com (Chinese) and www.chinajojodrugstores.com (English).

Investor Relations Contact:

Christopher Chu, Taylor Rafferty

Tel: (908) 251-9869

Email: christopher.chu@taylor-rafferty.com

Frank Zhao

Chief Financial Officer

frank.zhao@jojodrugstores.com

Phone:   (561) 372-5555

86-13968118759